Exhibit 99.2

ReNew Power Business Combination with RMG Acquisition Corporation II

Investor Conference Call Transcript

February 24, 2021

Participants:

Bob Mancini, Chief Executive Officer and Director, RMG Acquisition Corporation II

Sumant Sinha, Chairman and Chief Executive Officer, ReNew Power Private Limited

D Muthukumaran, Chief Financial Officer, ReNew Power Private Limited

Operator

Good morning, and welcome to the ReNew Power and RMG Acquisition Corporation II, or RMG II, investor conference call.

I would like to first remind everyone that this call may contain forward-looking statements including, but not limited to, ReNew Power and RMG Acquisition Corporation II’s expectations or predictions on financial and business performance and conditions, expectations or assumptions in consummating the business combination between the parties, and product development and performance. This includes, but not limited to, the timing of development milestones, competitive and industry outlook and the timing and completion of the business combination. Forward-looking statements are inherently subject to risks, uncertainties and assumptions, and they are not guarantees of performance. I encourage you to read the press release issued today and RMG Acquisition Corporation II’s filings with the SEC (which include a copy of the investor presentation) for a discussion of the risks that can affect the business combination, ReNew Power’s business, and the business of the combined company after completion of the proposed business combination.

RMG Acquisition Corporation II and ReNew Power are under no obligation and expressly disclaim any obligation to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. I will now turn the call over to Bob Mancini, Chief Executive Officer and Director of RMG Acquisition Corporation II. Please go ahead.

Bob Mancini – Chief Executive Officer and Director, RMG II

Thank you operator, and thank you everyone for joining us on the call this morning to discuss this exciting announcement.

I’ve spent my last 37 years on Wall Street, with most of that time in and around the power market. I also have extensive experience investing internationally, including experience in India. So RMG knows power. We know India. And, after many weeks of diligence, we now know this company – ReNew Power. And when choosing to partner with ReNew, we chose a world-leading renewable power company, leading the industry in one of the largest, fastest growing power markets in the world. So before I introduce Sumant Sinha, the founder, Chairman and CEO of ReNew, I want to highlight a handful of important factors.

First, let’s talk about the Indian power market. India is the third largest power market in the world, where electric power demand is expected to nearly double by 2030 and triple by 2040. To put that into perspective, demand in the US is growing at about one to one and a half percent per year – and in India we’re talking four to five times that rate. Historically India has been dependent on coal fired generation to meet its power demand. And today it’s still the second largest coal producer and coal consumer in the world, which has also caused one of the world’s worst air quality problems.

But here’s the good news – both for India and ReNew. Prime Minister Modi has made air quality and the transition to clean energy one of his government’s highest priorities. So today, India has the fourth highest installed renewable energy capacity, just behind Germany – and we would expect India to overtake Germany shortly.

In India, there’s approximately 90 gigawatts of installed renewable capacity, a number expected to double within a year, and by 2030, installed capacity will be four to five times the current level. India expects to meet nearly two thirds of its increasing power demand over the next decade with additions to renewable power capacity. And if you couple that with the expectation that India will eventually become the largest market for utility scale battery storage worldwide, this sets up very well for ReNew Power. Now, if you want to participate in this massive market opportunity, we believe investing in ReNew Power is the best way to express that view.

Even if you want to get investment exposure to renewables internationally, there are not a lot of pure-play renewable power companies to choose from. There are of course integrated utilities and integrated independent power producers, but with most of those, renewables are only part of the story. ReNew Power is a pure play. Importantly, it’s not a new company – and in fact, it’s been around for about a decade. It has a top-notch management team that founder Sumant Sinha has assembled. Sumant is widely recognized as an authority on renewables, both in India and in the broader global market.

Currently, ReNew has nearly 10 gigawatts of operating and committed capacity and its project pipeline is massive. ReNew’s current portfolio is split nearly evenly between solar and wind and is nearly fully-contracted at terms of 25 years, and ReNew’s customers are diverse and among the highest credit quality in India. One of ReNew’s key differentiators is that it is a fully integrated IPP with an in-house engineering team, land acquisition team, EPC capabilities, and in-house operations, maintenance and asset management. They have 1,500 people including a team of over 100 EPC wind specialists that were brought in recently when ReNew acquired the Siemens Gamesa wind team. This provides very real competitive advantages, particularly when bidding for, constructing, and operating projects. It’s for all these reasons that we believe ReNew is best positioned in the Indian market.

Additionally, ReNew generates superior margins. ReNew’s fiscal year 2021 revenues with the year ending March 31, 2021, are projected to be nearly $700 million, with EBITDA of nearly $600 million. That means that ReNew is generating EBITDA margins of 83%, growing to 85% over the near-term versus the competition who generate lower margins.

In addition to this leading margin performance, ReNew is poised to deliver annual EBITDA growth in excess of 30% over the next five years. Now with a company of this size and this scale, it’s hard to find one growing at this kind of rate, and is one of the primary reasons we believe ReNew is such a unique and tremendous investment opportunity.

The company is already supported by a group of world-class investors, including the original backers Goldman Sachs, but also such names as the Abu Dhabi Investment Authority and the Japanese utility JERA. Another key investor is Canadian Pension Plan Investment Board, or CPPIB, which is one of the world’s largest and certainly one of the most sophisticated renewable power investors in the world. All of these investors will continue to hold substantial positions in ReNew’s stock post-merger.

Finally, we’re coming to market with an approximately 4.4 billion dollar post money equity valuation after the upsizing of the PIPE, and an 8 billion dollar enterprise value, both of which, reflect a very compelling valuation relative to the peer set.

So with that, let me turn it over to Sumant.

Sumant Sinha – Chief Executive Officer, ReNew Power

Thank you Bob, and I’d like to thank everyone on the call for taking the time to hear our story today.

Starting with an overview of the market – India’s power demand was about 1.4 trillion units in 2020. And that has been increasing consistently at about five to six percent per year for several years. And the expectation is that Indian GDP growth will continue at seven to eight percent over the next many years. So our expectation is that power demand will also be in the same range of five to six percent every year for the foreseeable future. What this really means is that we will add an additional approximate 1 trillion units of power demand over the next 12 to 14 years.

At a high level, this essentially means a doubling of India’s power demand over the next decade. Now keep in mind that India is one of the largest power markets in the world, and so doubling its capacity in a short timeframe is especially impressive.

It is important to note that India’s per capita power consumption is currently a third of the global average. And even if it doubles over the next 12 years, it’s still going to be a third less than the current global average. And so India is a very large market today, but there’s a very long runway for significant and rapid growth for the foreseeable future – both for the industry and for our business.

With that in mind, let’s look at the role of renewables within the Indian power sector. Today, India has about 90 gigawatts of installed renewable capacity, which positions India fourth in the world after China, the U.S., and Germany, —but importantly, it is experiencing the fastest growth among the group and we wouldn’t be surprised to see Indian’s position move up the ranks quickly.

Now, what that means is that India has a very mature system in both wind and solar. We have high existing installed capacities of both wind and solar, a large trained workforce giving us a whole ecosystem of project execution and asset management capabilities. India has therefore a great platform off of which to build the capacity growth of renewables in the future.

Another critical factor is that renewables have become significantly cheaper than coal based power, which has really been the mainstay of Indian power consumption for so many years. In most of the recent comparable power auctions, coal has been at about 6.5 cents per kilowatt hour, wind being almost 40 percent cheaper than that at about 4 cents a kilowatt hour, and solar has been even cheaper at less than half the price of coal.

So at this point, and as we look at the incremental 1 trillion units of power that has to be generated in the next 10 years, more than two thirds of that is likely to come from renewables.

Additionally, the government of India has set a target to achieve 450 gigawatts of renewable capacity by 2030, which reflects a 5 time growth as compared to the 90 gigawatts of currently commissioned capacity today. Importantly, while two-thirds of the incremental demand for power would be satisfied by renewables, by 2030, still renewables would account for only one-third of total power generation capacity.

Now, where does ReNew fit into India’s renewable story? ReNew is India’s largest company in terms of renewable capacity, with close to 10 gigawatts of total contracted and commissioned capacity. Approximately 5.5 gigawatts is commissioned and the remaining 4.5 gigawatts is comprised of contracted projects that are in various stages of development and construction, and will be commissioned over the next two years.

ReNew’s approach to growth is mostly organic in nature, which means that we’ve actually built most of these assets ourselves. We are truly differentiated from this perspective, including on our on the ground development, construction and operations. This provides us with a very deep and valuable understanding of project execution issues in different parts of the country, including the pitfalls that could adversely affect and impact project timelines in different states.

Given our leadership position in India, we are often looked to as a thought-leader, and importantly, are able to contribute to discussions with the government in developing its new policies and auctions, and in areas such as storage and grid management, et cetera.

We have a significant, broad presence across virtually all key parts of India geographically, as well as a diversified supplier base for both wind and solar. We have diversified to ensure that we are not overcommitted to any single technology, supplier, or vendor.

Turning to our power purchase agreements, or PPAs. Nearly all of our PPAs have a term of 25 years, and are with highly-rated government agencies such as the Solar Energy Corporation of India, as well as state owned distribution utilities. This allows us to develop projects at very low cost financing, which benefit we can then pass on in the form of lower tariffs, and ultimately, lower costs to the utilities and the end users. Our portfolio is almost 93% contracted at 20 to 25 year terms with fixed tariffs, which drives long-term, steady cash flows for ReNew.

We do all project development ourselves, including land acquisition and identifying transmission issues and bottlenecks in different parts of the country, which allows us to gain direct access to better quality sites. This is obviously important because this can then translate to advantages during the bidding process. Following this strategy, we’ve acquired close to 19,000 acres of land so far for our existing commissioned capacities, through a mixture of outright purchase and leases—well ahead of any other player in our space.

On the EPC side, we’ve done all of our solar EPC in-house from day one, and on the wind side, we recently hired the best wind team in the country from Siemens Gamesa. More than a hundred people have been hired to construct wind projects, and going forward, we intend to do all wind EPC ourselves as well. This is crucial because it is not just a cost issue, but also a question of control over the quality and the timeline of the execution process. Timelines are critical, as one of the single biggest issues facing projects in India are time overruns resulting from land acquisition problems.

And lastly, we also do all operations, maintenance and asset management ourselves. We’ve done this since day one in solar, and on the wind side, recently taking this in-house where we are already doing 25% of the total capacity today.

Again, this is very important because ReNew has a very developed digital analytics capability. We hired McKinsey about a year and a half ago to help us in developing this capability further. We believe that with all the data analytics that we now are now doing and the views that we’re getting into machine performance, we have been able to improve our operating performance by at least 3 to 4 percent compared to where the rest of the market is operating their assets right now. We are also addressing ways to combat renewable intermittency through battery storage applications.

Stable renewable power was a real eye-opener for policymakers, because they did not realize that renewable power is well on its way to becoming more reliable, with higher uptime – positioning it as a truly legitimate alternative to coal. And as battery costs keep coming down, that variability reduction will become cheaper and cheaper, and that will add to the ability of renewables to have much deeper penetration into the grid.

I’d now like to touch on the bidding environment in India. Since financial year 2018, the government has bid out about 53 gigawatts of renewable energy projects, and we’ve ended up winning about 6.6 gigawatts of that. We bid and won about 70% of the tenders that we have participated in. Which also therefore means that we’ve walked away from bids about 30% of the time that we’ve participated. And that is because we felt that the project did not allow us to earn the IRRs that we typically tend target – which usually is in the 16-20% range, and most commonly we are on the higher end of that range.

We believe it’s critical to be disciplined in bidding. Over our 10-year history, we’ve seen three or four cycles occur, and throughout this time, our deep understanding of bidding dynamics has allowed us to optimize winning biddings at the right times and meet our target IRRs.

Taken together, we believe that our end-to-end execution, our superior financing resources, our digital capabilities and breadth of assets and knowledge has allowed us to deliver 3 to 4% better IRRs versus our competition – resulting in our peer-leading margins and performance.

Before handing it off to our CFO Muthu, I’d like to highlight our highly experienced, world-class management team, which we believe is best in the business. On average, our senior management team has been with us for about 6.5 years, and given that we are a 10 year old company, that’s a really telling data point. This is the same team that has helped set up the footprint and capacity we have in place today, and helped to deliver superior market performance over time.

As I noted earlier, we have 5.5 gigawatts of commissioned capacity today, and intend to commission 4.5 gigawatts of generation assets over the next two years. At the same time, and over the next two years, we expect to build a pipeline of an additional 8.5 to 9 gigawatts, resulting in a total of approximately 18 to 19 gigawatts of total capacity by the end of fiscal 2025. And even from there we expect further growth. As I said earlier, there is going to be significant market growth in India that will be visible out to 450 gigawatts by 2030, and we’ve historically maintained a market share of approximately 10%, reflecting significant additional upside we stand to benefit from over the next decade or so.

With that, let me hand it over to our CFO, Muthu.

D Muthukumaran – Chief Financial Officer, ReNew Power

Thank you, Sumant.

I would like to start with a discussion on funding and capital raise. We have successfully raised approximately 6 billion dollars in capital over the last 10 years, and in addition to this, have also refinanced approximately 4 billion dollars of debt. We have raised 1.4 billion dollars in equity from half dozen marquee investors, including Goldman Sachs, Canadian Pension Plan Investment Board, JERA, Abu Dhabi Investment Authority. We are proud of these world-class investor relationships, and appreciate their support over these years to get us to the point we are at today.

In terms of debt, at the project level, we fund 75% of our capex through debt. Earlier, we used to take debt at the construction stage from banks and non-bank financing companies only. In the past few years, we have diversified away from these sources by also obtaining financing from Multilateral Lending Agencies such as US DFC (which was earlier OPIC), ADB and other Development Finance Institutions. We have been able to secure lines of credit with some of these institutions which we can tap as and when projects are won and they begin to be developed.

In the international bond market, we have done the most high yield issuances from the sector in the last five years and as recently as last week, we priced our sixth bond, which was to refinance our first bond issued in 2017, and in doing so, we reduced our borrowing cost from 6% to 4% per annum. We currently have more than $2 billion of bonds issued by us in the international bond market. Going forward, we also expect a part of our issuances from the international bond market to provide the debt for our under construction projects, with the balance to be used for refinancing

We always believe in maintaining a very healthy cash position because ours is a capital intensive business, and we aim to have $300 to $500 million of capital on the balance sheet at any given point in time. We are at the higher end of that range today, and expect to end FY ‘21 with $730 million on the balance sheet.

We also maintain an active hedging program, where we convert all our foreign exchange exposure to Indian rupees. The largest component of our FX exposure comes from dollar financing, while we also have FX exposure coming from solar module purchases in our CapEx.

And now to the financials. We have visibility for 34% growth in volume. In absolute terms, we expect to end next financial year with 8 gigawatts of operating capacity, and by fiscal 2025, we expect to end with 18.5 gigawatts, of which 10 is committed today. The remainder will come from bids that are ongoing or will be held soon. Given our project cycle is typically 1.5 years, we have plenty of time to build this pipeline. This pipeline may also include potential M&A opportunities, as the fragmented sector will offer us opportunities for consolidation over the next few years

Revenue growth will correspond to volume growth, except for estimated capex reduction in solar modules. So on that note, we will grow our revenues at 30% until 2025. And by fiscal year 2022, we expect to end with $952 million of revenue, which we expect to double to close to 2 billion by 2025. In terms of EBITDA, for the fiscal year 2021, we expect to end with $578 million and the coming year, which is fiscal year 2022, we expect to end the year with $811 million of EBITDA. And as we worked through the numbers for fiscal year 2025, we expect to end with $1.7 billion of EBITDA.

In terms of margin, we are already at 83 to 85% over many years, and going forward, we expect to maintain that and perhaps actually increase that a little bit. This margin level is the highest in the industry. It has been possible through a very disciplined bidding approach, and is also supported by our integrated operations across the value chain. Therefore, it gives us a better margin than any other player in the industry. The program on digital and analytics that was rolled out about a year and a half ago has started contributing to our margins as well. With all these factors, we expect EBITDA margins to go up to 85 to 86%.

In terms of capital expenditure, the average capacity addition is approximately 3.5 gigawatts every year, funded with roughly $2 billion from fiscal years 2023 through 2025.

Turning to leverage, we estimate to end FY ‘22 with 5.5 times net debt to EBITDA. A point to note here on the leverage is that we have a very high growth rate of 30% or more every year. And this is a capital intensive business where 75% of capex is funded through debt. So a lot of this leverage also goes to the projects that are yet to commence operation. If I remove that for fiscal year 2022, for example, which is about 1.1 billion dollars in total debt book, we will actually be around 4.3 times leverage of net debt to EBITDA. Going forward, we expect to continue to maintain this healthy level of net debt to EBITDA.

The only other point that I want to mention is, with this fundraise and public listing, we are actually going to be fully funded for all our equity requirements through fiscal year 2025 for the forecast level of growth

Now I’ll hand it back to Bob.

Bob Mancini – Chief Executive Officer and Director, RMG II

Thanks, Muthu.

As Muthu noted, this transaction truly elevates the financial strength of ReNew.

With the company’s cash balance expected to be approximately $730 million at the end of fiscal year 2021, which ends March 31, combined with $610 million in net PIPE and SPAC cash-in-trust proceeds, ReNew will be armed with more than enough capital to fully-fund the company’s business plan projections for 2025 and beyond. This means that ReNew will not need to raise any additional capital over the intermediate term, unless growth materially exceeds expectations or new business or accretive acquisition opportunities present themselves – of course, both of which would be high class problems.

From a comp perspective, we consider ReNew’s peers to be comprised of several renewable energy companies across Europe, North America and locally in India. Against this comp set, ReNew compares very favorably on a revenue growth, EBITDA growth and EBITDA margin basis.

From a valuation perspective, ReNew compares very favorably to the peer set, including a roughly 50 percent discount to the group on a next twelve month enterprise value to EBITDA multiple basis – evidencing that we’re bringing ReNew to market at a very compelling valuation with a very attractive opportunity for post-listing gains.

With that – we greatly appreciate everyone’s interest and look forward to updating you as we advance on our strategy. Thanks again, and have a great day.

Operator

That concludes today’s conference call. Thank you for joining, you may now disconnect.

END OF TRANSCRIPT

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Important Information About the Business Combination and Where to Find It

In connection with the proposed business combination, RMG Acquisition Corporation II (“RMG II”) intends to file preliminary and definitive proxy statements/prospectuses with the Securities and Exchange Commission (“SEC”). The preliminary and definitive proxy statements/prospectuses and other relevant documents will be sent or given to the stockholders of RMG II as of the record date established for voting on the proposed business combination and will contain important information about the proposed business combination and related matters. Stockholders of RMG II and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and any amendments thereto and, once available, the definitive proxy statement/prospectus, in connection with RMG II’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination because the proxy statement/prospectus will contain important information about RMG II, ReNew Power Private Limited (“ReNew”) and the proposed business combination. When available, the definitive proxy statement/prospectus will be mailed to RMG II’s stockholders as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain copies of the proxy statement/prospectus, without charge, once available, at the SEC’s website at www.sec.gov/ or by directing a request to: RMG Acquisition Corporation II, 50 West Street, Suite 40C, New York, NY 10006, Attention: Secretary, telephone: (212) 785-2579. The information contained on, or that may be accessed through, the websites referenced in this transcript is not incorporated by reference into, and is not a part of, this transcript.

Participants in the Solicitation

RMG II, ReNew and their respective directors and executive officers may be deemed participants in the solicitation of proxies from RMG II’s stockholders in connection with the business combination. RMG II’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of RMG II in RMG II’s final prospectus filed with the SEC on December 11, 2020 in connection with RMG II’s initial public offering. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to RMG II’s stockholders in connection with the proposed business combination will be set forth in the proxy statement/prospectus for the proposed business combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination will be included in the proxy statement/prospectus that RMG II intends to file with the SEC.

Forward-Looking Statements

This transcript includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this transcript, regarding RMG II’s proposed business combination with ReNew, RMG II’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements are based on various assumptions, whether or not identified in this transcript, and on the current expectations of the respective management of RMG II and ReNew and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of RMG II or ReNew. Potential risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the business combination, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the business combination or that the approval of the stockholders of RMG II or ReNew is not obtained; failure to realize the anticipated benefits of business combination; risk relating to the uncertainty of the projected financial information with respect to ReNew; the amount of redemption requests made by RMG II’s stockholders; the overall level of consumer demand for ReNew’s products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of ReNew’s customers; ReNew’s ability to implement its business strategy; changes in governmental regulation, ReNew’s exposure to litigation claims and other loss contingencies; disruptions and other impacts to ReNew’s business, as a result of the COVID-19 pandemic and government actions and restrictive measures implemented in response; stability of ReNew’s suppliers, as well as consumer demand for its products, in light of disease epidemics and health-related concerns such as the COVID-19 pandemic; the impact that global climate change trends may have on ReNew and its suppliers and customers; ReNew’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, RMG II’s information systems; fluctuations in the price, availability and quality of electricity and other raw materials and contracted products as well as foreign currency fluctuations; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks. More information on potential factors that could affect RMG II’s or ReNew’s financial results is included from time to time in RMG II’s public reports filed with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K as well as the preliminary and the definitive proxy statements/prospectuses that RMG II intends to file with the SEC in connection with RMG II’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination. If any of these risks materialize or RMG II’s or ReNew’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither RMG II nor ReNew presently know, or that RMG II and ReNew currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect RMG II’s and ReNew’s expectations, plans or forecasts of future events and views as of the date of this transcript. RMG II and ReNew anticipate that subsequent events and developments will cause their assessments to change. However, while RMG II and ReNew may elect to update these forward-looking statements at some point in the future, RMG II and ReNew specifically disclaim any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing RMG II’s or ReNew’s assessments as of any date subsequent to the date of this transcript. Accordingly, undue reliance should not be placed upon the forward-looking statements.

No Offer or Solicitation

This transcript is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transactions or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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This transcript is being made available for informational purposes only. Although significant efforts have been made at an accurate transcription, this transcript may contain errors, omissions or inaccuracies.